Exhibit 99.1

Contacts:
Susan M. Kanaya	Burns McClellan
Senior Vice President, Finance and	Media Inquiries
Chief Financial Officer or	Justin Jackson
Markus J. Cappel, Ph.D.	212-213-0006
Chief Business Officer	jjackson@burnsmc.com
650-210-2900 investor@chemocentryx.com

ChemoCentryx Announces 2012 Fourth Quarter and Year-End Financial Results

Company Highlights 2012 Achievements and Anticipated Milestones in 2013

MOUNTAIN VIEW, Calif., March 13, 2013 – ChemoCentryx, Inc. (NASDAQ: CCXI) announced today its financial results for the quarter and year ended December 31, 2012. The Company reported a net loss of $9.8 million for the three months ended December 31, 2012, compared to net income of $18.2 million during the same period in 2011. Net loss for the year ended December 31, 2012 was $39.9 million compared to $4.6 million in 2011. Cash, cash equivalents and investments totaled $119.0 million at December 31, 2012, compared to $96.1 million at December 31, 2011. The Company further announced fourth quarter highlights as well as anticipated milestones for 2013.

“We have entered into an important period in the advancement of the Company, with key results expected from pivotal Phase III and mid-stage clinical trials in 2013,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer, ChemoCentryx. “We look forward to data from our lead independent clinical development program, a Phase II study for the treatment of diabetic nephropathy with CCX140, an inhibitor of the chemokine receptor CCR2, and also to Phase III data from the first of four pivotal clinical trials of vercirnon, a CCR9 inhibitor for the treatment of Crohn’s disease. It’s gratifying to note that six ChemoCentryx-originated experimental medicines are in clinical studies, comprising a risk-balanced pipeline of partnered and wholly-owned programs. In addition to multiple upcoming news events this year, we entered 2013 with a strong balance sheet and a management team deeply committed to creating value for both our stockholders and the patient communities that we serve.”

2012 Highlights and Recent Developments

Clinical Development Highlights –

The Company expanded and advanced its clinical pipeline, featuring wholly-owned and partnered drug candidates:

Pivotal Phase III clinical program ongoing

•

Vercirnon (the FDA United States Adopted Name, or USAN designation; also known as Traficet-EN, CCX282 or GSK1605786) – the Company’s most advanced drug candidate. Vercirnon targets the chemokine receptor known as CCR9 and is currently in four pivotal Phase III clinical trials being conducted by partner GlaxoSmithKline (GSK) for the treatment of patients with moderate-to-severe Crohn’s disease.

Lead independent drug candidate in Phase II

•

CCX140 – The Company’s lead independent drug candidate, targeting the chemokine receptor known as CCR2 for the treatment of diabetic nephropathy, is currently in Phase II clinical development. The Phase II clinical trial in patients with diabetic nephropathy completed its baseline enrollment of 135 patients in the fourth quarter 2012. The Company is expanding enrollment up to 270 patients, as allowed by the study’s trial design, and successfully amended the study protocol in all countries to extend dosing up to 52 weeks in order to assess changes in renal function beyond the originally contemplated 12-week dosing period.

Two wholly-owned drug candidates entered clinical development in 2012

•	CCX872, the Company’s next-generation of orally-administered inhibitors targeting CCR2 for expanded indications in renal disease, initiated Phase I clinical development in November 2012.

•	More recently, CCX507, the Company’s de novo wholly-owned next generation CCR9 inhibitor for inflammatory bowel disease and related disorders, entered Phase I clinical testing.

Corporate Highlights –

•	ChemoCentryx successfully completed its initial public offering in February 2012, raising gross proceeds of $51.8 million; and

•	Expanded its Board of Directors with the appointments of industry veterans Dr. Joseph M. Feczko and James L. Tyree.

Multiple Key Milestones Anticipated in 2013

•

12-week interim data from an ongoing 52-week Phase II clinical trial of CCX140 in patients with diabetic nephropathy is expected in the third quarter of 2013; the data set will primarily examine effects of CCX140 on levels of protein in the urine (proteinuria) and hemoglobin A1c (HbA1c).

•	Data from the first of the four pivotal Phase III clinical trials of vercirnon being conducted by partner GSK (SHIELD-1 Induction Study) are expected in the second half of 2013.

•

An option decision will be made on the final program under the alliance with GSK concerning the drug candidate CCX168, currently in a Phase II clinical trial for the treatment of renal vasculitis, anticipated in the fourth quarter 2013.

•	Data from Phase I clinical trials of CCX872 (second generation CCR2 inhibitor) and CCX507 (de novo CCR9 inhibitor) are expected in the first and second half 2013, respectively.

Selected Financial Results for Periods Ended December 31, 2012

Revenues for the quarter and year ended December 31, 2012 were $2.1 million and $5.4 million, respectively, compared to $26.1 million and $31.7 million for the same periods in 2011. The decreases in revenues from 2011 to 2012 for both the three- and twelve-month periods were primarily due to a $25 million option fee recognized in 2011 resulting from GSK’s election to exercise its option to license our CCR1 inhibitor, CCX354.

Research and development expenses for quarter and year ended December 31, 2012 were $9.2 million and $34.6 million, respectively, compared to $5.4 million and $28.4 million for the same periods in 2011. The increases in research and development expenses from 2011 to 2012 for both the three- and twelve-month periods were primarily due to investing in our lead independent program targeting the chemokine receptor known as CCR2, including the advancement of CCX140 in Phase II studies in patients with diabetic nephropathy and CCX872, our second-generation CCR2 inhibitor, into Phase I development.

General and administrative expenses for the quarter and year ended December 31, 2012 were $2.8 million and $10.5 million, respectively, compared to $1.9 million and $7.6 million for the comparable periods in 2011. The increases from 2011 to 2012 for both the three- and twelve-month periods were primarily related to higher costs associated with the first year of operating as a publicly held company and higher stock-based compensation expense.

Cash, cash equivalents and investments totaled $119.0 million at December 31, 2012.

2013 Financial Outlook

Projected 2013 cash utilization is expected to range from $40.0 million to $45.0 million.

Conference Call and Webcast

The Company will host a live conference call and webcast today, March 13, 2013, at 5:00 p.m. Eastern Time to discuss these results and to answer questions. To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 99843307. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. The Company’s most advanced drug candidate, vercirnon (also known as Traficet-EN, CCX282 or GSK1605786), a specific CCR9 inhibitor, completed a multi-national clinical trial, called PROTECT-1, in patients with moderate-to-severe Crohn’s disease, where it demonstrated the ability to induce a clinical response and to maintain clinical remission, and is now in Phase III clinical development. The Company’s lead independent drug candidate, CCX140, a CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. Other clinical programs include CCX354 (also known as GSK2941266), a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis, CCX168, a C5aR inhibitor in Phase II clinical development for the treatment of anti-neutrophil cytoplasmic antibody (ANCA)-associated vasculitis, as well as CCX872, a CCR2 inhibitor, and CCX507, an inhibitor of CCR9, both of which are in Phase I clinical testing. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations and include the Company’s statements regarding its expectations as to when GSK will report data or make its option decision. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.ChemoCentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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CCXI – G

Source: ChemoCentryx, Inc.

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Consolidated Statement of Operations Data:
Revenues:
Collaborative research and development revenue from related party	$2,145	$26,052	$5,419	$31,673

Total revenues:	2,145	26,052	5,419	31,673
Operating expenses:
Research and development	9,220	5,445	34,569	28,359
General and administrative	2,826	1,894	10,480	7,615

Total operating expenses	12,046	7,339	45,049	35,974
Income (loss) from operations	(9,901)	18,713	(39,630)	(4,301)
Interest income	122	83	533	402
Interest expense	(18)	(564)	(794)	(734)
Other income	—	—	—	16

Net income (loss)	$(9,797)	$18,232	$(39,891)	$(4,617)

Basic net income (loss) per share	$(0.28)	$0.64	$(1.13)	$(1.10)

Diluted net income (loss) per share	$(0.28)	$0.61	$(1.13)	$(1.10)

Shares used to compute basic net income (loss) per share	36,277,297	4,355,888	35,406,922	4,210,704

Shares used to compute diluted net income (loss) per share	36,277,297	29,697,830	35,406,922	4,210,704

	As of December 31,
	(in thousands)
	2012	2011

Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$118,956	$96,086
Working capital	93,180	81,962
Total assets	122,323	101,551
Non-current equipment financing obligations	379	947
Accumulated deficit	(134,189)	(94,298)
Total stockholders’ equity	110,346	75,997